INSURED INSURABILITY RIDER

                 An Additional Benefit of this Policy Issued By
                         Columbus Life Insurance Company

Insured Insurability Option
The effective date of this rider, Insured Insurability Option Amount for each option, monthly cost for this rider, and age to which payable are as shown on the Policy Schedule of the policy.

We will provide an option to purchase additional insurance on the life of the Insured in an amount equal to the Insured Insurability Option Amount, without evidence of insurability, on each of the option dates specified below, subject to the terms and conditions of this rider.

Schedule of Option Dates
A regular option date will occur on the policy anniversary on which the Insured's age, last birthday, is: 25, 28, 31, 34, 37, and 40.

An alternate option date will occur on the 90th day after any of the following events:

         (1) The Insured's marriage;
         (2) The birth of each living child born of the Insured's marriage, or
         (3) The legal adoption of each child adopted by the Insured.

In the event of multiple births or adoptions, the number of options available on the alternate option date so established shall be equal to the number of children so born or adopted.

The exercise of an alternate option shall nullify the next regular option not previously so nullified. Such nullification shall not affect the alternate options which may become available on any subsequent alternate option dates.

The failure to exercise an option, whether regular or alternate, shall not affect the options available on any subsequent option dates.

Automatic Insurance Protection
If the death of the Insured occurs during the 90 days prior to either a regular or alternate option date, we will pay to the Beneficiary, without further premium, the additional amount of insurance represented by one option.

Conditions for Exercise of Option
Each exercise of this option will be subject to the following conditions:

         (1) A written application for the increase in the Specified Amount must be made on or before the date as of which this option is exercised.
         (2) If you are not the Insured, the written consent of the Insured must be obtained.
         (3) If this option is exercised as of an alternate option date, proof of the event which gave rise to such date must be submitted.

If you are not the Insured and do not exercise an option, the Insured may exercise it with your written consent.

The increase in the Specified Amount which results from the exercise of this option will be subject to any limitations of risk which are in the policy. The rate class will be the same as used in the basic policy. The effective date of the increase will be the date as of which the option is exercised and all conditions for exercise of the option have been satisfied. The new Specified Amount of the policy may not be greater than the Insured Insurability Option Amount plus the old Specified Amount.

If the policy includes a Disability Credit Rider, then, upon an increase in the Specified Amount under this rider, the Credit Amount under the Disability Credit Rider may have to be changed in accordance with and subject to the terms, conditions and requirements of the Disability Credit Rider. A change in the Credit Amount under the Disability Credit Rider may require evidence of insurability.

Cost of Rider
The monthly charge for this rider is shown on the Policy Schedule and will be deducted as part of the Monthly Deduction. See the Monthly Deduction and Monthly Expense Charge section of the policy.

Limits on Our Contesting This Rider
We will not contest this rider or the validity of an increase in Specified Amount under an option after this rider has been in effect during the lifetime of the Insured for two years after its effective date.

Incorrect Age
The age of the Insured shown on the Policy Schedule should be correct. If the age shown is not correct, it could mean the monthly cost of insurance deductions for this rider are wrong. If so, we will adjust the Account Value. We will make a charge or credit for the difference between the monthly costs of insurance that should have been charged and those that were charged.

Termination
This rider shall terminate upon the first to occur of the following events:

         (1) If you send us your written request;
         (2) Upon termination of the policy; or
         (3) On the policy anniversary on which the Insured is age 40.

Policy Terms
This rider is attached to and made a part of the policy. The terms and definitions of the basic policy apply to this rider except to the extent they are in conflict with its terms.